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                                                                    EXHIBIT 10.1


                            MOTEL PURCHASE AGREEMENT

THIS MOTEL PURCHASE AGREEMENT (the "Agreement") is made as of July 22, 1998, by and among the parties set forth on the attached Exhibit A (referred to herein individually as "Seller" and collectively as "Sellers"), and the parties set forth on Exhibit B (referred to herein individually as "Buyer" and collectively as "Buyers").

                                    RECITALS

A. The Sellers are the owners, directly or through affiliates, of 16 limited service motels at various geographic locations operated under the franchise name "Shoney's Inn" or "Shoney's Inn & Suites", which properties are identified by owner and location on Exhibit A.

B. The Sellers desire to sell, and Buyers desire to purchase, the Property (as defined below) upon and subject to the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements, covenants and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers agree as follows:

1. Sale of Property. Sellers agree to sell to Buyers, and Buyers agree to buy from Sellers, the following property (the items set forth and identified below are referred to hereinafter collectively as the "Property"):

         1.1. Real Property. The eleven (11) parcels of real property owned in fee simple by Sellers, as set forth and legally described on the attached Schedule 1.1.a. (the "Land") together with
                  (1) Sellers' interest as lessee or sublessee, as applicable in all of the ground leases set forth and identified on
                  Schedule 1.1.b. ("Ground Leases"), (2) all buildings and improvements constructed or located on the Land and on the real property leased pursuant to the Ground Leases, including, without limitation, all of the Asset Motels set forth in Section 1.3 ("Buildings") and (3) Sellers interest as lessor in all leases with respect to the Land and Buildings, including but not limited to the lease of certain real property adjacent to the Gallatin, Tennessee, Shoney's Inn (collectively "Leases") identified on Schedule 1.1.c. (collectively the "Real Property").

         1.2. Easements and Awards. All right, title and interest of Sellers, if any, in and to any easements, rights-of-way, privileges, licenses and other similar interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on or across, in front of, abutting or adjoining, the Real Property; and all right, title and interest of Sellers, if any, in any sign leases on the Real Property, in and to any awards made, or to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road or avenue, or rights of Sellers

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                  in any condemnation awards related to the Real Property
                  (collectively, the "Easements and Awards").

         1.3. Asset Motels. The fourteen (14) motel properties set forth and identified on the attached Schedule 1.3 (the "Asset Motels").

         1.4. Stock Sale Motels. All of the issued and outstanding shares of stock (the "Stock") of ShoLodge, Inc., a Tennessee corporation, in Shoney's Inns Group IV, Inc., a Tennessee corporation ("Group IV"), which entity owns through an affiliate MURJAC, Inc., a Tennessee corporation ("MURJAC"), the two motel properties set forth and identified on the attached Schedule 1.4 (the "Stock Sale Motels") (the Asset Motels and the Stock Sale Motels are sometimes referred to collectively hereinafter as the "Motels") (Group IV and MURJAC are sometimes hereinafter referred to as the "Stock Sale Companies.")

         1.5. Fixtures and Tangible Personal Property. All of the fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, signage, appliances, draperies, carpeting, and other similar articles of tangible personal property used or usable in connection with any part of any of the Asset Motels situated in or about the Real Property owned or leased by Sellers, as applicable, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business but in accordance with present standards, excluding, however: (i) Consumables (as defined in Section 1.12 below); (ii) Operating Equipment (as defined in Section 1.6 below); (iii) equipment and property leased pursuant to Motel Contracts (as defined in Section 1.7 below); (iv) property owned by guests, Sellers' employees or other persons furnishing goods or services to each of the Asset Motels; and (v) Vehicles as defined in
                  Section 1.13 below (collectively the "Personal Property").

         1.6. Operating Equipment. All china, glassware, linens, silverware and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of each of the Asset Motels, which are in Sellers' possession on the date of this Agreement ("Operating Equipment"), subject to such depletion and restocking as shall be made in the normal course of business, excluding however, (i) Consumables, and
                  (ii) property owned by guests, Sellers' employees or other persons furnishing goods or services to each Asset Motel site.

         1.7. Motel Contracts. To the extent assignable, all service, maintenance, purchase order, lease and other contracts and agreements, including equipment leases, if any, and any amendments thereto, with respect to the maintenance, operation, provisioning, or equipping of each Asset Motel and any elevators located therein, as well as written warranties and guaranties relating thereto, if any, including those relating to heating and cooling equipment and/or mechanical equipment that are expressly assumed by Buyers in accordance with Section 10.6 of this Agreement (collectively the "Motel Contracts").

         1.8. Reservations and Advance Deposits. The advance reservations and bookings with regard to the Asset Motels, as the same may be amended, canceled and renewed (the



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                  "Reservations") and advance deposits made in respect thereof
                  (the "Advance Deposits").

         1.9. Bookings. Contracts for the use or occupancy of guest rooms and meeting and banquet facilities, if any, of each Asset Motel, which shall be assumed by Buyers ("Bookings").

         1.10. Other Assets. All promotional literature, and other advertising materials or agreements used or proposed for use in connection with the operation of and located at the Asset Motels; all client lists, correspondence with clients, financial and accounting software and report formats, personnel records, blueprints actually in Sellers' possession, as-built surveys in Sellers' possession, records and files owned or held by Sellers and related to the operation of the Asset Motels and all other assets, properties, rights and claims of Sellers related to or used or held for use in connection with any or all of the aforesaid property of every kind and description located at the Asset Motels, as the same shall exist on the Closing Date (as defined in Section 4 below) whether or not specifically delivered to the Buyers hereunder (collectively the "Other Assets").

         1.11. Permits, Warranties, Records. Sellers' interests in the following items, all of which relate to the Property to the extent assignable: all permits, licenses, maps, certificates of occupancy, building inspection approvals and governmental authorizations and approvals issued to Sellers and used in or relating to the ownership, occupancy or operation of any part of the Asset Motels, including those necessary for the sale and on-premises consumption of food, liquor and other alcoholic beverages, including but not limited to, the liquor licenses for the Nashville, Tennessee (Music Valley Drive) and Tallahassee Motels, but excluding any of the foregoing which are not transferable by Sellers ("Permits") to the extent assignable; all warranties and guaranties relating to the Property ("Warranties") and claims against third parties in connection therewith; and all business records relating to personal property taxes, real estate taxes, assessments, insurance, rents, maintenance, repairs, capital improvements and services and employment and personal files of employees to be retained by the applicable Buyer in accordance with Section 12 hereof in each case with respect to the Asset Motels ("Records").

         1.12. Consumables. All maintenance and housekeeping and guest supplies, including soap, cleaning materials and matches, stationery and printing, and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of each of the Asset Motels, which are in Sellers possession at the Asset Motels on the date of this Agreement, subject to such depletion and restocking as shall occur and be made in the normal course of business, excluding, however, (i) Operating Equipment, and (ii) property owned by guests or Sellers' employees or other persons furnishing goods or services to each of the Asset Motels (collectively the "Consumables").

         1.13. Vehicles. All automobiles, vans, trucks and other vehicles owned by Sellers and used in connection with the operation of the Asset Motels (collectively the "Vehicles").




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         1.14.    Liquor, Gift Shop and Petty Cash. All of: (i) the useable
                  portion (i.e., that portion which is suitable for consumption and can be resold in the ordinary course of Buyers' business) of the inventory of liquor, spirits, beer, wine and alcoholic beverages located in the Nashville, Tennessee (Music Valley Drive), Motel; (ii) the useable portion (i.e., that portion which is by industry standards suitable for resale within the normal and customary operations of the gift shop) of the inventory of items for sale in the gift shop located in the Nashville, Tennessee, (Music Valley Drive) Motel; and (iii) the petty cash actually on hand as of the Closing Date in any of the Motels (collectively the "Additional Purchase Items").

2. Purchase Price and Manner of Payment. The total purchase price ("Purchase Price") to be paid for that portion of the Property set forth in Sections 1.1-1.13 shall be Ninety Million and 00/100 Dollars ($90,000,000.00) and shall be allocated amongst separate elements of the Property as set forth on Schedule 2. Buyer and Seller agree to use the respective allocations among the elements of the Property as set forth on Schedule 2 for federal income tax purposes. The purchase price for the Additional Purchase Items as set forth in Section 1.14 shall be determined and paid in accordance with Section 2.4 hereof.

         2.1. Buyers have deposited with Partners Title Company, 712 Main, Suite 2000E, Texas Commerce Bank Building, Houston, Texas 77002-3218, Attn: Sandra Paige ("Escrow Holder") $2,000,000 (the "Earnest Money"). The Earnest Money shall be held by the Escrow Holder and shall be disbursed as provided herein. If the acquisition and sale of the Property as contemplated hereunder shall close pursuant to the terms and conditions of this Agreement, the Earnest Money shall be applied on the Closing Date as part of the cash portion of the Purchase Price. If Buyers shall terminate this Agreement in its entirety pursuant to a specific right to terminate this Agreement as provided for herein, $1,930,000 shall be refunded to Buyers, and the remaining $70,000 shall belong to Sellers, provided that Sellers shall not be in default under this Agreement.

         2.2.     $20,500,000.00 in cash on the Closing Date.

         2.3. The balance of $67,500,000 by execution and delivery of a nonrecourse promissory note for each Motel (individually a "Purchase Money Note" and collectively the "Purchase Money Notes") by the applicable Buyer to the applicable Seller on the Closing Date evidencing the purchase money loan from Sellers to Buyers (individually a "Purchase Money Loan" or collectively the "Purchase Money Loan") the terms and conditions of which are described as follows:

                  2.3.1. Terms. The Purchase Money Loan shall be for a term of five (5) years from the Closing Date. During the first twelve (12) months subsequent to the Closing Date, monthly payments of interest only on the outstanding principal balance of the Purchase Money Notes shall be due thereunder. On the first anniversary date thereof (the "Amortization Commencement") the then outstanding principal balance of the Purchase Money Loan shall be amortized over a 25-year term with level monthly payments of principal and interest until the maturity date at which date all principal plus any accrued but unpaid interest shall be due and payable. Payments on the Purchase Money Loan



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                           shall be subject to adjustment as provided in Section
                           2.3.5. Notwithstanding the foregoing, the Purchase Money Note with respect to the Nashville, Tennessee (Music Valley Drive), Motel shall, at the option of the Seller, be due and payable 120 days subsequent to the Closing Date.

                  2.3.2. Rate. During the first twelve (12) month period subsequent to the Closing Date, the Purchase
                           Money Loan shall bear interest at a rate of 8% (interest only) computed on the then outstanding principal balance of the Purchase Money Notes. From and after the Amortization Commencement, the Purchase Money Notes shall bear interest at a rate equal to the "Index" plus the Base Rate and subject to a floor and a ceiling as described herein. For purposes of this paragraph the Index shall be the spread between 8 1/2% and the rate on U.S. Treasury bills with five year maturities on the date of Amortization Commencement. The "Base Rate" shall be equal to the rate on five year U.S. Treasury bills on the date of Amortization Commencement. On each anniversary date of the Amortization Commencement, the Base Rate shall be adjusted to the rate on U.S. Treasury bills with five (5) year maturities on such date and the monthly payments during the next twelve (12) month period shall be determined based upon the then applicable aggregate interest rate over the remaining amortization period. Notwithstanding anything contained herein to the contrary, the total interest rate in any one year shall not be adjusted (up or down) by an amount greater than 100 basis points nor more than 200 basis points total from the Amortization Commencement to the maturity date.

                  2.3.3. Prepayments. The Purchase Money Loan shall be subject to prepayment in whole or in part only as provided for herein. In order to prepay all or a portion of the Purchase Money Loan, Buyers must provide Sellers with sixty (60) days prior written notice thereof. Further, at such time as only five (5) or fewer Motel properties remain securing the Purchase Money Mortgages (defined below), the Buyers may make further partial prepayments only if the Buyers have provided collateral to secure the unpaid Purchase Money Notes, other than the remaining Motel properties, reasonably satisfactory to the holder or holders of such Purchase Money Notes to ensure that the holder or holders of such Purchase Money Notes will not incur a loss on the remaining balance of the Purchase Money Notes. The Buyers may make a total repayment with five (5) or fewer Motel properties securing the Purchase Money Loan. Each Motel listed on Schedule 1.3 and Schedule 1.4 shall be allocated its pro-rata share of the Purchase Money Loan based upon the portion of the total Purchase Price attributable to each Motel as set forth on Schedule
                           2. Partial prepayment and a corresponding release of the applicable Purchase Money Mortgage shall be based upon each Motel's allocable portion of the Purchase Money Loan.

                  2.3.4. Collateral. The Purchase Money Loan shall be nonrecourse to the Buyers and shall be secured by a separate mortgage on each Asset Motel and all of the Property located thereon or therein (individually a "Purchase Money Mortgage" and collectively the "Purchase Money Mortgages"). Each



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                           Purchase Money Note and each Purchase Money Mortgage
                           and the "Pledge Agreement" (as hereinafter described) and each FF&E Assignment (as hereinafter described) shall contain cross-collateralization and cross-default provisions. The Purchase Money Mortgage with respect to a specific Asset Motel property shall be released in the event of a prepayment of a particular Asset Motel property meeting the requirements of Section 2.3.3 hereof. Each Purchase Money Mortgage shall be a first lien on the applicable Asset Motel and Property except for encumbrances which the Buyers agree to accept in accordance with the terms set forth in this Agreement. The Purchase Money Loan shall also be secured by the pledge of, and grant of a security interest in, the Stock (the "Pledge Agreement"). Further, at such time as the indebtedness payable to certain third parties as described in Schedule 8.26 below is paid in full, the Purchase Money Loan shall be secured by a first priority mortgage on the Stock Sale Motels.

                  2.3.5. Adjustment. In connection with the acquisition of the Stock, payments on the Purchase Money Notes for each of the Stock Sale Motels shall be adjusted as provided for herein. Any amounts paid by MURJAC or Group IV as "Revenue Participation Payments" to the "Trustee" for the benefit of the bondholders pursuant to that certain Indenture dated as of April 15, 1986 shall be deducted from and credited as payment against any and all amounts otherwise due from the Buyer of the Stock to ShoLodge, Inc. under the terms of such Purchase Money Notes. To the extent that such amounts paid to the Trustee exceed amounts due under the applicable Purchase Money Note with respect to the Stock the other Buyers shall be entitled to offset payments then due on all of the remaining Purchase Money Notes on a pro rata basis (i.e., based upon the relative amounts of the then outstanding principal balance of such Purchase Money Notes).

                  2.3.6. Franchise Agreement/Acceleration. In the event the Franchise Agreement (as hereinafter defined) with respect to a Motel is terminated for any reason, the holder of the Purchase Money Note with respect to such Motel shall have the right, at such holder's option, to accelerate the indebtedness evidenced by such Purchase Money Note, in which event such indebtedness shall be due and payable in full on the date one hundred eighty (180) days after such acceleration. Further, if at such time the Purchase Money Notes with respect to five (5) or fewer Motels are then outstanding, the holders of all such Purchase Money Notes shall have such right to call the indebtedness evidenced by such Purchase Money Notes, unless, at such date, the applicable Buyers have provided security (other than the Motels), if necessary, reasonably satisfactory to the holder or holders of such remaining Purchase Money Notes to ensure that the holder thereof will not incur a loss with respect to the remaining outstanding principal balance of such Purchase Money Notes on a manner similar to the provisions of Section 2.3.3.

                  2.3.7. Prior to closing, each Buyer shall establish a bank account at a bank approved by ShoLodge, Inc. ("ShoLodge"). As long as any portion of the indebtedness evidenced by a Purchase Money Note remains unpaid, the Buyer executing


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                           such Purchase Money Note shall deposit each month
                           into such account, in arrears, an amount equal to four percent (4%) of gross sales for the previous month at the Motel for which such Purchase Money Note was executed. Funds may be withdrawn from this account by such Buyer only for capital repairs or replacements, capital improvements and renovations at such Motel and otherwise as approved by ShoLodge. The obligation of each Buyer as set forth in the paragraph shall be set forth in each Purchase Money Note. Further, the holder of each Purchase Money Note shall be granted a security interest in and assignment of the account established with respect to such Purchase Money Note (the "FF&E Assignment").

         2.4 Payment for Additional Purchase Items. On the Closing Date, Buyer and Seller of the Nashville, Tennessee (Music Valley Drive) Motel shall take or cause to be taken a physical inventory of each of the items constituting the Additional Purchase Items. The purchase price for the Additional Purchase Items shall be the Sellers wholesale cost of such inventory plus the actual amount of petty cash on hand in any of the Motels as of the Closing Date. The purchase price, so determined shall be paid by the Buyers to the Sellers in cash on or before 30 days subsequent to the Closing Date.

3. Contingencies. The obligations of Buyers under this Agreement are contingent upon each of the following:

         3.1. Sellers Performance. Sellers shall have performed all of their obligations under this Agreement.

         3.2. Representations and Warranties. The representations and warranties of Sellers contained in this Agreement must be true and accurate in all material respects now and on the Closing Date as if made on the Closing Date.

         3.3. Authorization. Receipt of corporate or partnership resolutions, as applicable, in form and substance acceptable to Buyers and Buyers' counsel, to the effect that (i) each Seller has full power and authority to execute and deliver the documents to be executed and deliver to Buyers; (ii) each signatory on behalf of the Sellers has full power and authority to act for and on behalf of Sellers; and (iii) this Agreement and the documents to be delivered by Sellers at Closing are valid and binding and enforceable against the Sellers in accordance with their terms, subject to general principles of equity and the effect of laws on the rights of creditors generally.

         3.4. Title. Title shall have been found acceptable, or been made acceptable, in accordance with the requirements and terms of
                  Section 6 below.

         3.5. Access and Inspection of Real Property. Sellers shall have allowed Buyers, and Buyers' agents, immediate access to the Motels, without charge and at all reasonable times for the purpose of Buyers' investigation and testing the same. Sellers shall make available to Buyers and Buyers' agents without charge a copy of all plans and specifications, soil reports, engineering and architectural studies or reports, grading plans, topographical maps and similar data, records, inventories, permits, correspondence and environmental reports in Sellers' possession, all relating to or




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                  affecting the Motels. Buyers shall have been satisfied with the results of all tests and investigations on or before the Contingency Date (as hereinafter specified). In the event that the Buyers make any changes, alterations or modifications to any of the Motels while conducting the due diligence investigations described in this Section 3, either directly or through their agents, Buyers agree to restore the Motel properties to their original physical condition. Further, the Buyers agree to indemnify and hold Sellers harmless from and against any liability, loss, claim or damage resulting to Sellers from Buyers' physical inspections and/or due diligence at any of the Motels. In connection with the contingencies set forth in this Section 3.5, Buyers represent to Sellers that Buyers have inspected the Motels and that this condition has been waived except for the Buyers' review and approval of the results of structural and/or engineering studies with regard to the New Orleans, Louisiana, Jackson, Mississippi, and Nashville, Tennessee (Music Valley Drive) Motels.

         3.6. Inspection of the Motels. Sellers shall allow Buyers and their agents or representatives to enter upon the Motels, for such purposes as Buyers may reasonably require in order to perform inspections, investigations, market studies and examinations or to facilitate the transition of ownership with respect to the Motels, provided such inspections do not unreasonably interfere with the continued operation of the Motels in the ordinary course of business. Buyers agree that the results of any inspections, investigations, market studies and examinations as Buyers may desire to perform pursuant to the foregoing shall be treated as confidential, and Buyers shall not disclose the same to any person or entity other than Buyers' counsel and accountants and other agents and representatives of Buyers and their investors and lenders, consulted in connection with the acquisitions of the Property, who shall also agree to treat such items as confidential. In the event that the transaction contemplated hereby is not consummated, any and all reports, financial and operating information obtained by Buyers, or their representatives, shall be returned to Sellers. In connection with the contingencies set forth in this Section 3.6, Buyers represent to Sellers that Buyers have inspected the Real Property and the Motels and that this condition has been waived except for the results of structural and/or engineering studies with regard to the New Orleans, Louisiana, Jackson, Mississippi, and Nashville, Tennessee (Music Valley Drive) Motels.

         3.7. Management Agreements/Franchise Agreements. The purchase of the Property is contingent upon the termination of the existing management agreements, if any, with respect to each of the Motels in such a manner that the Buyers (or MURJAC with respect to the Stock Sale Motels) shall have no liability of any kind or nature thereunder. Further, ShoLodge Franchise Systems, Inc., a Tennessee corporation ("Franchisor") must terminate the existing franchise agreements with respect to each Motel and Buyers (MURJAC with respect to the Stock Sale Motels) and Franchisor must negotiate and execute new franchise agreements for each Motel satisfying the requirements set forth in Section 4.1.22.

         3.8. Financial Information. Buyers shall have received and approved all financial statements from the year 1995 to June 14, 1998, relating to capital improvements, operating income, and expenses with respect to the Motels which shall include the consolidating audit report prepared by Sellers' auditors in connection with the



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                  completion of the audit of the Asset Motels for 1995-1997.
                  Sellers shall also provide Buyers 1998 unaudited year-to-date operating statements through June 14, 1998. Sellers agree that Buyers may contract directly with Sellers' auditors for the preparation of audited historical financial statements for 1995-1997 with respect to the Asset Motels and agree to allow the Buyers access to this information for this limited purpose. Sellers shall provide Buyers with occupancy rates and information for each Asset Motel for 1995 through year-to-date through June 14, 1998.

         3.9. Other Property. Buyers shall have received and approved a copy of each Ground Lease and any lease with respect to an Asset Motel.

         3.10. Document Review. Buyers shall have determined that they are satisfied with their review and analysis of the Leases, Motel Contracts, Permits, Warranties, Records, and Bookings and all related documentation to such documents.

         3.11. Government Approvals. Buyers shall have obtained at their sole cost and expense, all final governmental approvals necessary in Buyers' judgment in order to make the use of the Property which Buyers intend. Sellers shall cooperate in all reasonable respects with Buyers in obtaining such approvals, and shall execute such applications, permits and other documents as may be reasonably required in connection therewith; provided that Sellers shall not incur any expense in connection therewith.

         3.12. Environmental Assessment. At Buyers' sole cost and expense, Buyers shall have obtained and be satisfied with, in Buyers' sole discretion, a Phase I Environmental Site Assessment of each Motel property.

         3.13.    [RESERVED]

         3.14. Waiver of Right of First Refusal. With respect to the Nashville, Tennessee (Music Valley Drive) Motel owned by Shoney's Inn of Music Valley, Ltd, which has a partner not affiliated with the Sellers, such Seller shall have delivered to the applicable Buyer a signed acknowledgment and waiver executed by the non-affiliated partner evidencing that it has waived its right of first refusal with respect to such Motel.

         3.15.    [RESERVED]

         3.16. Shoney's Inns Group IV, Inc. and MURJAC. Buyer shall have received copies of, reviewed and approved in it sole discretion: (i) all of the organizational documents, stock certificates and minutes of the Stock Sale Companies; (ii) all financial statements of the Stock Sale Companies from 1995-1997 and 1998 year to June 14, 1998, which financial statements and information indicate any and all liabilities, claims and/or obligations outstanding with respect to the Stock Sale Companies; (iii) a schedule of all liabilities or obligations of MURJAC or Group IV not otherwise shown on the financial statements or in a schedule to this Agreement, together with a list and a brief description, if applicable, of any other potential claims, causes of action and suits asserted or threatened against the Stock Sale Companies; and
                  (iv)
                  all contracts, agreements and instruments to which the Stock Sale Companies are bound except for such contracts, agreements and instruments which can be terminated without cost or penalty of any kind solely at the discretion of MURJAC or Group IV, as applicable, on sixty (60) day or less notice.

         3.17. Uniform Commercial Code Searches. Buyers shall have received Uniform Commercial Code, tax and judgment lien records searches (conducted through a date reasonably proximate to the Closing Date) of filings in such records in all jurisdictions where the Sellers have any Property, which shall be in form, scope and substance satisfactory to the Buyers and their counsel and which shall not disclose any encumbrances not otherwise disclosed in a schedule to this Agreement.

         3.18. Agreements and Contracts. Sellers shall provide Buyers with copies of all agreements or contracts applicable to the Property which are not terminable solely by Buyers (with no liability resulting to Buyers from such termination) on sixty (60) days or shorter notice and Buyers shall have approved such contracts and agreements in their sole discretion.

         3.19. Material Change. There shall have been no material adverse change in the physical condition of the Motels or the Real Property and no material change in the operations of the Motels from the last date of inspection by a Buyer or the agent or representative of a Buyer to the Closing Date.

         3.20. Failure of Conditions. If any Buyers' condition precedent as set forth in this Section 3 has not been fulfilled and satisfied as of the Closing Date unless such condition precedent has been waived, or deemed to have been waived, as set forth herein, provided that Buyers themselves are not in default, Buyers shall have the right, at their option and subject to Section 3.21 to either: (a) terminate this Agreement with respect to the specific Motel(s) that are the subject of the failure of such contingency and the Purchase Price shall be adjusted accordingly; or (b) to seek specific performance of this Agreement.

         3.21. Remedies Limited. If any of Buyers' conditions precedent as set forth in this Section 3 have not been fulfilled and satisfied as permitted herein or waived or deemed to have been waived, as set forth herein, Buyer shall not have the right to exercise the remedy prescribed in Section 3.20 without the consent of ShoLodge, Inc. if it has previously exercised such right with regard to four (4) Motels. In such instance, the Buyers remedy shall be to terminate this Agreement in its entirety in which case the provisions of
                  Section 2.1 shall apply.

         With respect to those Buyers' contingencies set forth in Sections 3.5, 3.6, 3.8, 3.9, 3.10, 3.16, and 3.18, the "Contingency Date" for
         purposes of this Agreement is the date 10 days subsequent to the date of the execution of this Agreement by all Buyers and Sellers. With respect to all other Buyers' contingencies provided for in this
         Section 3, the "Contingency Date" is the Closing Date. If any contingency has not been satisfied on or before the applicable Contingency Date for such contingency, then this Agreement may be terminated as to the specific Motel for which there is a failed contingency by written notice from Buyers to Sellers given on or prior to the applicable deadline. Should Buyers fail to terminate this

         Agreement (either in its entirety or as to a specific Motel) by such applicable deadline date, Buyers shall be deemed to have waived such contingencies; (provided, however, that failure to terminate as to a specific Motel for one contingency shall not prevent Buyer from terminating this Agreement as to a specific Motel on account of the failure of other contingencies). Upon termination of this Agreement as specified in Section 3.21, the Earnest Money and any interest accrued thereon shall be released to Buyers and Sellers in accordance with
         Section 2.1 and upon return, neither party will have any further rights or obligations regarding this Agreement or the Property, except as expressly provided herein. The indemnification obligation of Buyers set forth in Section 3.5 and the obligations to return reports and financial and operating information as set forth in Section 3.6 shall survive the termination of this Agreement. Further, the obligation of Buyers concerning confidentiality as set forth in Section 10.4 shall survive the termination of the Agreement. All the contingencies are specifically for the benefit of the Buyers, and the Buyers shall have the right to waive any contingency by written notice to Sellers and shall be deemed to have waived contingencies as otherwise provided herein.

         3.22. Sellers' Contingencies. The obligations of Sellers hereunder shall be subject to the following contingencies.

                  3.22.1. Board of Directors Approval. The approval of the board of directors of ShoLodge, Inc. to the sale of the Property shall have been obtained.

                  3.22.2. Lender's Approval. ShoLodge, Inc. shall have received approval from its lenders to the sale of the Property as contemplated under this Agreement. To the extent that the approvals provided for in Section 3.22.1 or
                           3.22.2 are not obtained, Sellers shall reimburse Buyers for all of Buyers' costs in connection with their performance hereunder subject to a maximum limit of $150,000.

                  3.22.3. Music Valley Drive. The applicable Seller with respect to the Nashville, Tennessee (Music Valley Drive) Motel must receive a waiver of the right of first refusal from any of its partners which are entitled to the benefit of such right of first refusal.

                  3.22.4. Delivery of Consents and Estoppels. The applicable Seller shall have received the consents to assignments and estoppels referred to and required to be delivered pursuant to Sections 4.13 and 4.14 hereof.

                  In the event that the contingencies to Sellers' performance have not occurred by the Closing Date, Sellers may terminate this Agreement either (i) in its entirety, or (2) with respect to the Nashville, Tennessee (Music Valley Drive) Motel, only as applicable, and pay to Buyer the $150,000 in cash provided for in Section 3.22.2 herewith, if applicable.

4. Closing. The closing of the purchase and sale contemplated by this Agreement (the "Closing") shall occur on July 30, 1998 subject to extensions at the request of Sellers or Buyers but in no event later than August 31, 1998 (the "Closing Date"), or such other date as Buyers and Sellers mutually agree to in writing. The Closing shall take place at the offices of the Sellers' legal counsel in Nashville, Tennessee. Sellers agrees to deliver possession of the Property to Buyers on the Closing Date. In the event that all of the conditions with respect to the purchase and sale of all of the Property have not been satisfied on the Closing Date, Buyers may elect, at their option, to proceed to closing with respect to all or some portion of the Property (provided that Buyers close on at least twelve (12) of the Motels) with appropriate assurances or security concerning post closing satisfaction of any unfulfilled contingencies. Buyers and Sellers agree to use their best efforts to accommodate closing in such circumstance.

         4.1. Sellers' Closing Documents. On the Closing Date, Sellers shall execute and deliver to Buyers the following (collectively, "Sellers' Closing Documents") (if applicable), all in form and content reasonably satisfactory to Buyers and Buyers' counsel (to the extent applicable to a particular Seller and a particular Buyer):

                  4.1.1. Deed. A special or limited warranty deed for each separate parcel of Real Property conveying the Real Property and the Easements and Awards to Buyers, free and clear of all encumbrances, except the "Permitted Encumbrances" (hereafter defined).

                  4.1.2. Bill of Sale. A warranty bill of sale transferring to Buyers all of Sellers' right, title and interest in and to the Personal Property, Consumables, Operating Equipment, Reservations, Advance Deposits, Additional Purchase Items and Other Assets.

                  4.1.3. Assignment of Ground Leases. An assignment conveying the Ground Leases to the applicable Buyers, free and clear of all encumbrances, which shall (except as to the Bossier City, Louisiana, Ground Lease) include a consent to assignment and estoppel from the applicable ground lessor, including the right to grant a mortgage.

                  4.1.4. Assignment of Leases. An assignment conveying the Leases to the applicable Buyers free and clear of all encumbrances, which shall include a consent to assignment and estoppel from the applicable lessee if required.

                  4.1.5. Assignment of Motel Contracts, Permits, Bookings, Warranties and Miscellaneous Documents. To the extent assignable, an assignment of the Permits, Bookings, Warranties and Buyers' Motel Contracts, conveying Sellers' interest to Buyers together with the consent of all parties who are required to consent to such assignment to the extent that the applicable Buyer determines it would or may have any liability or suffer any loss as a result of a failure to obtain such consents.

                  4.1.6. Prepaid Deposits. All prepaid Advance Deposits relating to Bookings assumed by Buyers.

                  4.1.7. Room Reservation Records. Copies of all room reservations and service and maintenance records not previously delivered to Buyers to be delivered on site at the Real Property, together with correspondence and other records pertaining thereto which Buyers will reasonably require in the future operation of the Motels (but specifically excluding tax and other records not necessary for the continued operations of the Motels).

                  4.1.8. Keys. Keys or codes to all doors to, and equipment and utility rooms located on, the Real Property.

                  4.1.9. Bills Paid Affidavit; Tax Clearance Certificates. Sellers shall have each delivered an affidavit certifying that all bills and obligations of the business of operating the Motels prior to Closing have either been paid in full or will be paid in full in accordance with the provisions of Section 5 hereof.

                  4.1.10. Original Documents. Originals or copies of the Ground Leases, the Leases, Motel Contracts, Permits, Warranties, Bookings and Records.

                  4.1.11. FIRPTA Affidavit. A non-foreign affidavit, properly executed, containing such information as is required by IRC Section 1445(b)(2) and its regulations.

                  4.1.12. Resolutions. Resolutions of each Seller authorizing the sale of the Property owned by each Seller and the undertaking of the transactions contemplated by this Agreement.

                  4.1.13. Certificate of Occupancy. Originals or copies of the certificate of occupancy (or local equivalent) for each Motel permitting its present uses, issued by the applicable government authority.

                  4.1.14. Preliminary Closing Statement. A counterpart of the preliminary Closing Statements as described in
                           Section 5.12, executed by Sellers.

                  4.1.15. Owner's Duplicate Certificates of Title. If any of the Real Property is torrens or registered property, the owner's duplicate certificates of title regarding the Real Property.

                  4.1.16. IRS Forms. A Designation Agreement designating the "reporting person" for purposes of completing Internal Revenue Form 1099 and, if applicable, Internal Revenue Form 8594.

                  4.1.17. Well Certificate. A certificate signed by the appropriate Seller warranting that there are no wells on the Real Property or if there are wells, a "Well Certificate" in the form required by applicable law, if required by applicable law.

                  4.1.18. Storage Tanks. If any of the Real Property contains or contained a storage tank, an affidavit with respect thereto if required by applicable law.

                  4.1.19. Individual Sewage Treatment Systems. If any of the Real Property contains an individual sewage treatment system, a disclosure statement if required by applicable law.

                  4.1.20. Other Documents. All other documents reasonably determined by Buyers or the Title Company to be necessary to transfer the Property to the Buyers free and clear of all encumbrances, except for Permitted Encumbrances.

                  4.1.21.  Titles. Titles to all of the Vehicles referred to in
                           Section 1.13 hereof.

                  4.1.22. Franchise Licenses. Sellers shall cause to be delivered to Buyers (MURJAC as to the Stock Sale Motels) franchise license agreements (the "Franchise Agreements") with Franchisor for each Motel. The Franchise Agreements shall contain such provisions as the Franchisor and the applicable Buyers mutually agree, pursuant to which the applicable Buyers (and/or MURJAC with respect to the Stock Sale Motels) will be granted the right and license to continue to operate each Motel as a "Shoney's Inn" or "Shoney's Inn & Suites" lodging facility, as applicable. Such Franchise Agreements will be negotiated in good faith from the Franchisor's standard form but will provide that (i) the royalty fee shall be the same percentage of gross sales as set forth in the existing license agreement for such Motel as such percentages are set forth on Schedule 4.1.22 attached hereto; and (ii) that each Buyer shall have the right to assign its interest in such Franchise Agreement, on a one time basis, to an affiliate of such Buyer, or a real estate investment trust or similar entity without the payment of any assumption or transfer fees (but such Buyer shall pay for all costs and expenses incurred by Franchisor relating to such assignment and such Buyer shall not be released from its obligations under such Franchise Agreement). Each Franchise Agreement shall be for a term of twenty years with a five year liquidated damages provision.

                  4.1.23. Acknowledgment and Waiver of Right of First Refusal. Seller Shoney's Inn of Music Valley, Ltd. shall deliver a duly executed waiver of right of first refusal ("Waiver") from any and all of such Seller's partners who have a right of first refusal, which Waiver shall acknowledge the sale of the Motel to the applicable Buyer and release, waive and terminate such partner's right of first refusal as it relates to the sale of such Motel contemplated by this Agreement.

                  4.1.24. Stock Certificates for Stock Sale Motels. Stock certificates evidencing all of the Stock free and clear of all encumbrances and other defects in title, duly endorsed or otherwise accompanied by duly executed stock powers sufficient to transfer ownership of said certificates and the Stock evidenced thereby to the applicable Buyer.

                  4.1.25. Resignations. Resignations duly signed by such persons as may be requested by the applicable Buyer of the Stock on or before the Closing Date and effective upon acceptance, pursuant to which such persons shall resign from their positions as officers and directors of Group IV and MURJAC.

                  4.1.26. Opinion of Counsel. An opinion of counsel in form and substance mutually agreed upon by and between the Buyers and Sellers.

                  4.1.27. Group IV and MURJAC Certification. An affidavit of the president or chief financial officer of ShoLodge that: (i) there are no liabilities, obligations, or debt of the Stock Sale Companies, other than as disclosed on Schedule 8.26 or Schedule 8.26.1 or on the financial statements provided to the applicable Buyer, and (ii) there are no claims, proceedings, suits or causes of action which are existing or threatened against the Stock Sale Companies, except as described therein.

         4.2. Buyers' Closing Documents. On the Closing Date, Buyers will execute and deliver to Sellers or shall deliver to Buyers as applicable, the following (collectively, "Buyers' Closing Documents"):

                  4.2.1.   Cash Portion of Buyers' Price. The funds required by
                           Section 2.2, by wire transfer of immediately available funds.

                  4.2.2. Purchase Money Loan Documents. All documents necessary to evidence the Purchase Money Loan, to secure the Purchase Money Loan and to perfect such security all as described in Section 2.3 of this Agreement including, without limitation, the Purchase Money Notes, the Purchase Money Mortgages, the Pledge Agreement, the FF&E Assignment, and the UCC-1 Financing Statements relating thereto.

                  4.2.3. IRS Form. A Designation Agreement designating the "reporting person" for purposes of completing Internal Revenue Form 1099 and, if applicable, Internal Revenue Form 8594.

                  4.2.4. Resolutions. Resolutions of each of the Buyers authorizing the Buyers to purchase the Property and to undertake the transaction contemplated by this Agreement, including, without limitation, the execution and delivery of the Purchase Money Notes, the Purchase Money Mortgage, the FF&E Assignment, and the Pledge Agreement, as applicable.

                  4.2.5. Assumption. An assumption of all obligations of Sellers arising from and after the Closing Date under the items assigned to Buyers pursuant to Sections 4.1.3, 4.1.4. and 4.1.5 hereof, subject to
                           Section 4.6.

                  4.2.6. Preliminary Closing Statement. A counterpart of the preliminary Closing Statements, executed by the Buyers.

                  4.2.7. Opinion of Counsel. An opinion of counsel in form and substance mutually agreed upon by and between the Buyers and the Sellers.

                  4.2.8. Certificates evidencing the Stock and stock power as contemplated by the Pledge Agreement.

         4.3. Additional Closing Documents. On the Closing Date and as a condition thereof, Buyers shall receive the following additional closing documents in form and substance acceptable to Buyers:

                  4.3.1.   ALTA Title Insurance Policy ("Title Policy,").
                           Title Policies issued in favor of Buyers by Partners Title Company, 725 Main, Suite 2000E, Texas Commerce Bank Building, Houston, Texas 77002-3218 (the "Title Company"), in the amount of the Purchase Price allocated to the Motel and its Property set forth in
                           Schedule 2 and insuring Buyers' interest in the Real Property, subject only to the Permitted Encumbrances and otherwise in conformity with the Title Commitments (as defined in Section 6) and Section 6.

                  4.3.2. Zoning Letters. Zoning letters from each city where the Motels are located evidencing that each Motel and surrounding Real Property is in compliance with applicable zoning requirements.

         4.4. Concurrent Transactions. All documents or other deliveries required to be delivered by Buyers or Sellers at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered at and to have been consummated simultaneously with all other transactions and all other deliveries, and no deliveries shall be deemed to have been made, and no transactions shall be deemed to have been consummated, until all deliveries required to be made Buyers and Sellers shall have been made, and all transactions contemplated by this Agreement shall have been consummated, except to the extent that such delivery or transaction may be waived by the party to be benefited thereby.

         4.5. Bond Financings. The applicable Sellers and Buyers acknowledge the existence of certain series of tax exempt bonds outstanding with respect to the Motels as disclosed as
                  Schedule 4.5 attached hereto (the "Bonds") and the fact that the debt represented by the Bonds cannot be repaid until September 1, 1998. The applicable Sellers and Buyers agree that in the event the purchase and sale of the applicable Motel closes in accordance with the terms and conditions of this Agreement, cash shall be escrowed with the Escrow
                  Holder at the Closing from the cash portion of the purchase price for such Motel as provided for in Section 2.2 hereof in an amount sufficient to repay the Bonds and obtain a release of any and all liens and encumbrances against the Motels, the Real Property and the Property, if any, related thereto. The Escrow Holder shall be directed to repay the debt represented by the Bonds on September 1, 1998 or earlier, if possible,, in accordance with the documents pursuant to which the Bonds were issued and to obtain the release of any and all liens and encumbrances with regard to the applicable Motels.

         4.6. Further Assurances. Sellers and Buyers will, at the Closing, or at any time or from time to time thereafter, upon request of a party, execute such additional instruments, documents or certificates as a party or the Title Company deems reasonably necessary, including without limitation, any state, county or local transfer declarations in order to convey, assign and transfer the Property to Buyers, to grant or perfect the security to Sellers as described herein and otherwise carry out the transactions contemplated by this Agreement.

         4.7. Possession. Possession of the Property shall delivered to the Buyers at Closing, subject to the Permitted Encumbrances.

         4.8. Non-assumed Liabilities. With respect to the Asset Motels and except as otherwise provided in this Agreement, the Buyers will not assume, be obligated to assume or be responsible in any way for any liabilities or obligations of Sellers on the Closing Date including, without limitation, (a) any liabilities arising from breaches or defaults under any of the Motel Contracts or other agreements of Sellers occurring prior to the Closing Date; (b) any liabilities arising from any claims, actions, suits, proceedings or investigations, existing prior to the Closing or relating to events occurring prior to the Closing against the Sellers or any affiliate of Sellers, at law or in equity before or by any federal, state, municipal, local or foreign government or other governmental department, commission, board, agency, instrumentality or authority; or (c) any liabilities for any claim arising out of any bodily injury, personal injury, property damage or economic loss occurring prior to the Closing.

         4.9. Indemnification by the Sellers. ShoLodge, Inc. shall indemnify and hold harmless the applicable Buyer from and against, and shall reimburse the Buyer with respect to, any and all loss, damage, liability, costs and expense, including reasonable attorneys' fees ("the Buyer's Loss"), incurred by the Buyer by reason of or arising out of or in connection with (i) the breach or inaccuracy in any material respect of any representation or warranty of ShoLodge, individually or collectively, or at any Seller contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement, (ii) the failure of the Sellers or any of them to perform any covenants, agreements, or conditions required by this Agreement to be performed by them, (iii) any liability or obligation, claim, cause of action of Group IV or MURJAC including, without limitation, the accrued tax liability of Group IV and MURJAC as of the Closing Date other than the liability for the outstanding amount of those certain Revenue, Appreciation Payment and Principal
                  Repayment Bonds Due April 15, 2001 and other matters disclosed on Schedule 8.26 or Schedule 8..26.1 or disclosed on the financial statements provided the applicable Buyer, and (iv) Sellers failure to comply with bulk sales laws, if required or applicable to the transaction contemplated hereto, and (v) any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses (including attorney's fees) incident to any of the foregoing. Any claim for indemnification hereunder shall be made within two (2) years [or six (6) years with respect to any matter related to a federal, state, or local income, franchise or sales tax liability of the Stock Sale Companies] from the date of execution of this Agreement. With regard to claims made or suits filed within such period, ShoLodge, Inc.'s indemnification shall continue to be effective until all such suits or claims have been finally resolved.

5. Prorations. With regard to each Motel, Sellers and Buyers agree to the following pro-rations and allocation of costs regarding this
         Agreement:

         5.1. Title Insurance and Closing Fee. Sellers will pay all costs of the Title Evidence as defined in Section 6.1 below and Sellers shall pay the fees charged by the Title Company for any escrow required regarding "Buyers' Objections" as defined in Section 6.2 below. Buyers will pay all premiums required for the issuance of the Owner's Title Policy and any mortgagee's Title Policy. Sellers and Buyers will each pay one-half of any closing fee or charge imposed by any closing agent or by the Title Company.

         5.2. Deed Tax. State deed tax, transfer taxes and similar taxes and recording fees payable in connection with this transaction shall be paid by Sellers or Buyers in accordance with the local custom for commercial real estate transactions in the jurisdiction where the property is located. If there is no local custom or if such custom is ambiguous or disputed then, in such event the cost of such deed tax or transfer tax shall be paid 50% by the applicable Buyers and 50% by the applicable Sellers. The Buyers shall pay all costs for recording the Purchase Money Loan documents.

         5.3. Real Estate Taxes and Special Assessments. All levied and pending of special assessments existing on or with respect to the Motels as of the Closing Date shall be paid by Seller in full at the Closing Date. Taxes payable for all years prior to 1998 shall be paid in full by Seller on the Closing Date. Real estate taxes payable in 1998 and 1999 shall be prorated based upon and in accordance with local custom for commercial real estate transfers in the jurisdiction in which the Motel is located. If no such local custom exists or if such local custom is ambiguous or disputed, then real estate taxes payable in 1998 shall be prorated on a calendar year basis, based upon the Closing Date and Buyer shall be liable for all taxes payable in 1999.

         5.4. Rents. All rents and other charges under the Ground Leases and the Leases will be pro-rated as of the Closing Date.

         5.5. Receivables; Trade Accounts Payable; Continuing Obligations. Receivables and trade accounts payable shall be identified as 12.01 A.M. local time on the Closing Date (the "Cut-off Time"). Sellers shall retain all of the accounts receivables for each separate Motel operation (including, without limitation credit card receivables) incurred in the ordinary course of business in accordance with the Motels' credit policies in existence as of the Cut-off Time (the "Receivables"). Following the Closing, Sellers shall have the right to collect all Receivables, and if the Buyers (MURJAC as to the Stock Sale Motels) shall receive any payment on account of any Receivables at any time following the Closing, Buyers (MURJAC as to the Stock Sale Motels) shall promptly remit such payment to the Sellers. Buyers (MURJAC as to the Stock Sale Motels) will honor, for their account, the terms and rates of all pre-Closing reservations confirmed for dates after the Closing Date. Any pre-Closing down payments on such confirmed reservations and other advance payments made with respect to Bookings for each of the Motel facilities for dates on or after the Closing Date will be credited to Buyers at the Closing. Sellers shall pay all trade accounts payable due as of the Cut-off Time for goods and services received prior to the Cut-off Time. Each Buyer may either refuse delivery of or accept and pay for goods and services received following the Cut-off Time except for the Motel Contracts which Buyer has agreed to assume in accordance with Section 10.6 hereof. Each Buyer shall establish its own new trade accounts with vendors to be effective from and after the Cut-off Time. All commitments and promotional and other obligations to provide free or discounted guests rooms, meeting rooms or other banquet facilities at each of the Motels which have not been satisfied in full as of the Closing Date and which are not included in the Motel Contracts (collectively referred to herein as "Continuing Obligations") shall be identified as of the Cut-off Time, and Buyers shall receive a credit against the Purchase Price in an amount equal to the projected cost actually to be incurred by Buyers in fulfilling such Continuing Obligations.

         5.6. Sale and Transfer Taxes and Assessments. All sales, occupancy, room and other taxes incurred in connection with the Motels' operations, water and sewer rents, rates and charges, vault charges, canopy permit fees, sign lease payments, and other municipal permit fees shall be prorated on an accrual basis as of the Cut-off Time. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill and shall be reprorated upon receipt of the actual tax bill. Sales taxes or similar taxes and fees resulting from the sale of the Property, if any, shall be paid by Sellers and Buyers in accordance with the local custom for commercial real estate transactions in the jurisdiction in which the Property is located. If there is no local custom or if such local custom is ambiguous or disputed, then, in such event, the cost of such sales or similar tax or fee shall be paid 50% by the applicable Buyer and 50% by the applicable Seller.

         5.7. Utility and Service Contracts. Amounts payable under telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated on an accrual basis as of the Cut-off Time, and Sellers shall receive a credit for each deposit if any, made by or on behalf of Sellers as security under any such public service contracts provided that the same is transferable and remains on deposit for the benefit of Buyers (MURJAC as to the Stock Sale Motels). Where possible, cut-off readings will be secured for all utilities on the Closing Date.

         5.8. Motel Contracts. Any amounts prepaid or payable under any Motel Contracts assumed by Buyers shall be prorated on an accrual basis as of the Cut-off Time. All Motel Contracts not assumed by Buyers shall remain the sole obligation of the Sellers.

         5.9. Vending Machine Receipts. All receipts in vending machines at the Motels if any, at the Cut-off Time shall become property of Buyers at Closing, and Sellers shall receive a ratable credit therefor.

         5.10. Other. Such other items (except as provided to the contrary in this Agreement) which are normally prorated and adjusted in the sale of a motel shall be prorated and adjusted as of the Cut-off Time and all deposits and prepaid items which inure to the benefit of the Buyers (MURJAC as to the Stock Sale Motels), for which Sellers shall receive a credit.

         5.11. Attorney's Fees. Each of the parties will pay its own attorney's fees, except that a party defaulting under this Agreement or any Closing Document will pay the reasonable attorneys' fees and court costs incurred by the nondefaulting party to enforce its rights hereunder; should such nondefaulting party prevail in such efforts to enforce this Agreement.

         5.12. Closing Statements. Each party shall cause it designated representatives to enter the Motels at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such inventories, examinations and audits of the Motels and of the books and records of the Motels, as they deem necessary to make the adjustments and prorations required under this Section 5, or under any other provisions of this Agreement. Based upon such inventories, examinations and audits, at the Closing, the representatives of the parties shall jointly prepare and deliver to each party a preliminary Closing Statement for each Motel which shall show the net amount due either to Sellers or Buyers as a result thereof, and such net amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Sellers pursuant to Section 2.2 hereof. Within sixty (60) days following the Closing Date, Sellers and Buyers shall agree on a final Closing Statement setting forth the final determination of all items to be included on the preliminary Closing Statements. The net amount due Sellers or Buyers, if any, by reason of adjustments in the preliminary Closing Statements as shown in the final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following the date of delivery of the final Closing Statement to the parties. In the event the representatives of the parties are unable to reach agreement with respect to the final Closing Statement, the parties shall submit their dispute to a firm of independent certified public accountants of recognized standing in the motel industry (the "Accountants"), and the determinations of such firm shall be conclusive on all parties hereto. Any cost associated with retention of the Accountants shall be borne equally by the Sellers and the Buyers.

         5.13. Bills and Invoices Subsequent to Closing Date. Sellers agree that, with regard to any of the accounts payable referred to in Section 5.5, taxes and other assessments referred to in
                  Section 5.6, utility and service contracts in Section 5.7 and contractual obligations provided for in Section 5.8, for which Sellers are responsible, Sellers agree to pay in the ordinary course of business. In the event that Buyers receive an invoice or bill for amounts which are the Sellers' obligations hereunder, Buyers shall forward such invoices and bills to Sellers and Sellers agree to pay such amounts.

         5.14. MURJAC and Group IV Other Assets and Liabilities. With regard to Group IV or MURJAC, ShoLodge, Inc. shall (i) distribute any cash deposits, undistributed cash profits, cash equivalents, but excluding petty cash (which is being purchased by the applicable Buyer in accordance with Section
                  1.14 hereof) which are not escrowed for payment or security for payment of the debt represented by those certain Revenue Appreciation Payment and Principal Repayment Bonds due April 16, 2001 (the "MURJAC Bonds"), and (ii) pay or cause to be paid or discharged in full any and all of MURJAC's or Group IV's liabilities, obligations, costs or expenses of any kind or nature of the Stock Sale Companies including accrued but unpaid federal and state income, franchise and sales tax liabilities as well as any and all liability resulting to Group IV or MURJAC from the 338(h)(10) election referred to in Section 8.25 hereof except for the MURJAC Bonds and the Motel Contracts to be assumed by the applicable Buyer relating to the Stock Sale Motels and any other matters described in Schedule 8.26 or Section 8.26.1 or on the financial statements delivered to the applicable Buyer.

6.       Title Examination. Title Examination will be conducted as follows:

         6.1. Sellers' Title Evidence. Sellers shall, within 10 days after the date of this Agreement, furnish the following (collectively the "Title Evidence") to Buyers: (a) a commitment ("Title Commitment") for an ALTA Form B Owner's Policy of Title Insurance from the Title Company committing to insure title to the Real Property in the amount of the Purchase Price allocated to each Motel as set forth on
                  Schedule 2, issued by a Title Company; and (b) if the Real Property is abstract property, Sellers shall also deliver to Buyers an Abstract of Title to the Real Property certified to a current date to include all appropriate judgment and bankruptcy searches (Seller shall execute at closing customary affidavits to allow the Title Company to delete standard exceptions).

         6.2. Survey, UCC Searches and Affirmative Insurance. Buyers shall obtain, as a condition of the acquisition of any Motel, at Buyers' cost and expense: (a) an ALTA as-built survey prepared by a registered land surveyor and certified to Buyers and Buyers' lender, if any, showing the Real Property and location of all buildings and easements thereon and such other information and containing such matters as Buyers or Buyers' lender shall reasonably request; and (b) UCC searches against Sellers by name, local and Secretary of State, and the covering of the Property, the results of which shall be satisfactory to Buyers in Buyers' sole discretion;
                  (c) insurance from the Title Company committing to delete the standard exceptions and providing affirmative insurance regarding zoning, contingency, appurtenant easements and such other matters as may be identified by Buyers.

         6.3. Buyers' Objections. On or before the Closing Date, Buyers will make written objections ("Objections") to the form and/or contents of the Title Evidence. Buyers' failure to make Objections within such time period will constitute waiver of Objections. Any matter shown on such Title Evidence and not objected to by Buyers shall be a "Permitted Encumbrance" hereunder. Sellers shall use their best efforts to correct any Objections on or before a date ten (10) days after the receipt by the Seller of such objection and, in such event, the Closing Date with respect to such Motel shall be extended as necessary to allow the applicable Seller to satisfy such Objection. To the extent an Objection or any matter related to survey, UCC searches, and affirmative insurance referred to in Section 6.2 can be satisfied by the payment of money, Buyers shall have the right to apply a portion of the cash payable to Sellers at the closing up to a maximum of $25,000 per Motel to satisfaction of such Objection, and the amount so applied shall reduce the amount of cash payable to Sellers at the Closing. If (i) the Objections are not cured on or before the Closing Date, or (ii) if the survey or UCC searches referred to in Section 6.2 are not acceptable to Buyer in Buyer's sole discretion or the Buyer cannot obtain the affirmative insurance referred to in Section 6.2, then, in such event, Buyers will have the option to do any of the following:

                  6.3.1. Terminate this Agreement with respect to the Motel that is the subject of the Objection and to reduce the Purchase Price accordingly; or/and

                  6.3.2. Withhold from the Purchase Price an amount which, in the reasonable judgment of the Title Company, is sufficient to assure cure of the Objections or allow the Buyer to obtain an adequate survey or satisfactory UCC searches or to obtain the affirmative insurance coverages all as described in Section 6.2 up to a maximum amount of $25,000 per Motel. Any amount so withheld will be placed in escrow with the Title Company, pending such cure. If Sellers do not cure such Objections within sixty (60) days after such escrow is established, Buyers may then cure such Objections and charge the costs against the escrowed amount. The parties agree to execute and deliver such documents as may be reasonably required by the Title Company, and Sellers agree to pay the charges of the Title Company to create and administer the escrow; or

                  6.3.3.   Waive the objections and proceed to close.

7. Actions and Operations Pending Closing. Sellers agree that from the date hereof through Closing Date:

         7.1. The Motels will continue to be operated and maintained substantially in accordance with Sellers' present standards.

         7.2. Sellers will maintain in effect policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which they carry with respect to each Motel and the Property located therein and thereon.

         7.3. Sellers will not dispose of any of the Property, except for personal property, fixtures and Consumables, as the case may be, disposed of and replaced in the ordinary course of business.

         7.4. Except in the ordinary course of business, Sellers will not enter into or modify, without Buyers' written consent, which shall not be unreasonably withheld, delayed or conditioned, any contracts or leases arising out of, or related to, the Property including, without limitation, the Ground Leases.

8. Representations and Warranties. ShoLodge, for itself, represents and warrants to the applicable Buyer as follows:

         8.1. Existence; Authority. Each Seller is duly organized, and, if applicable, qualified and in good standing under the laws of the state under which it is organized and is qualified under the state laws where it conducts its business and is required to so qualify, and has the requisite power and authority to enter into and perform this Agreement and Sellers' Closing Documents to which it is a party; such documents have been duly authorized by all necessary action; such documents are valid and binding obligations of each Seller, and are enforceable in accordance with their terms, except for laws relating to bankruptcy insolvency and creditors' rights generally.

         8.2. Ground Leases. Attached hereto as Schedule 1.1.b. is a complete listing of all Ground Leases affecting the Real Property. Each applicable Seller has made available to the applicable Buyer a correct and complete copy of each Ground Lease and all its amendments. The Ground Leases are in full force and neither Sellers, nor landlord, are in default in any material respect under the Ground Leases. Other than the Ground Leases and the Leases, there are no other ground leases or possessory rights of others regarding the Real Property.

         8.3. Leases. Attached here to as Schedule 1.1.c. is a complete listing of all Leases affecting the Real Property. Seller has made available to the applicable Buyer a correct copy of each Lease and all its amendments. The Leases are in full force and neither Seller, nor lessee, is in default under the Leases in any material respect. Other than the Ground Leases and the Leases, there are no other leases or possessory rights of others regarding the Real Property.

         8.4. Motel Contracts. Attached to this Agreement as Schedule 8.4 is a true and correct listing of all Motel Contracts, identified by Motel site which are not terminable with 60 days or less notice solely at Buyers' discretion (with no liability resulting to Buyers therefrom). The applicable Seller has made available to the applicable Buyer a correct and complete copy of each Motel Contract and its amendments which will survive a Closing hereunder.

         8.5. Personal Property and Operating Equipment. The Sellers own the Personal Property and Operating Equipment free and clear of any and all liens, claims, encumbrances, security interests or other rights in favor of any third party. None of the Personal Property or the Operating Equipment is the subject of any conditional sales agreement, title retention agreement or deferred payment arrangement secured by chattel mortgage, security agreement or otherwise which will survive closing hereunder except as specifically identified and set forth in
                  Schedule 8.5.

         8.6. Materialman's Liens. No action has been taken, suffered or permitted by or on behalf of Sellers, the effect of which would be to establish or cause the inception or priority of any mechanic's or materialman's lien, statutory, constitutional, common law, or otherwise, or other lien, charge or encumbrance upon any of the Motels or the Property, or any part thereof or interest therein. No lien or lien claims, choate or inchoate, arising from the action of Sellers exist or, as of the date of this Agreement, can exist for the benefit of mechanic's or materialman's with regard to the Property and no such lien will be created as a result of the Sellers' completion of the physical improvements set forth in Section 10.1 hereof.

         8.7. Notice of Repairs. To ShoLodge's best knowledge no notice has been received from any insurance company that has issued an insurance policy with respect to any portion of the Motels or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiency or requiring the performance of any repairs, replacements, alterations or other work. To ShoLodge's best knowledge there are no outstanding orders of repair or notices of violation against the Motels or business conducted thereon from any city, county, state, federal or other governmental agency or regulatory body.

         8.8. Zoning Compliance. To ShoLodge's best knowledge no zoning, building, fire or similar law, ordinance, code, order, regulation or restriction is, or as of the Closing will be, violated by the continued maintenance, operation or use of any of the Motels as currently maintained, operated and used. To ShoLodge's best knowledge, no written notice of any violation of such laws has been issued by any governmental authority having jurisdiction over the Motels.

         8.9. Operations. To ShoLodge's best knowledge, Sellers have received no notice of actual or threatened cancellation or suspension of any utility services or certificate of occupancy for any portion of the Real Property. To ShoLodge's best knowledge the Property is and has been used in compliance with all governmental permits. To ShoLodge's best knowledge, all necessary permits have been obtained and are in full force and effect and no default exists thereunder.

         8.10. Environmental Laws. To ShoLodge's best knowledge, no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in any state, local or federal law, regulation, rule, policy or order relating to the protection of the environment) (collectively, "Hazardous Substances") have been generated, treated, stored, transferred from, released or disposed of, or otherwise placed, deposited in or located on the Property in violation of applicable law, nor to ShoLodge's best knowledge has any activity been undertaken on the Property which would cause or contribute to the Property becoming a treatment, storage or disposal facility within the meaning of and in violation of, and state, local or federal law, regulation, rule, policy or order relating to the protection of the environment. To ShoLodge's best knowledge, there has been no discharge, release or threatened release of Hazardous Substances from the Property in violation of applicable law. To ShoLodge's best knowledge, there are no Hazardous Substances or conditions in or on the Property that may support a claim or cause of action under any state, local or federal law, regulation, rule, policy or order relating to the protection of the environment. To ShoLodge's best knowledge, the Property is not now, and never has been, listed on any list of sites contaminated with Hazardous Substances, nor to ShoLodge's best knowledge used as landfill, dump, disposal or storage site for Hazardous Substances.

         8.11. Sellers' Defaults. Sellers are is not in default concerning any of their obligations or liabilities regarding the Property which would become a liability for the Buyers hereunder.

         8.12. Operating Statements. The operating statements for each Motel Property for the period from January 1, 1995 to current year-to-date through June 14, 1998, that have been supplied by the applicable Seller to the applicable Buyer are correct and complete in all material respects and have been prepared in accordance with generally accepted accounting standards.

         8.13. FIRPTA Law. No Seller is a "foreign person", "foreign partnership", "foreign trust" or "foreign estate", as those terms are defined in Section 1445 of the Internal Revenue Code.

         8.14. Proceedings. To ShoLodge's best knowledge, there is no action, litigation, investigation, condemnation or proceeding of any kind pending or threatened against any Seller or any portion of the Property owned by any Seller which would impose liability on Buyers.

         8.15. Condition. To ShoLodge's best knowledge the buildings, structures and improvements included within the Property are structurally sound and in good repair, and to ShoLodge's best knowledge all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems are in proper working order.

         8.16. Wells and Individual Sewage Treatment Systems. To ShoLodge's best knowledge, no wells or individual sewage treatment systems exist on the Property.

         8.17. Storage Tanks. To ShoLodge's best knowledge, no above ground or underground tanks are located in or about the Property, or have been located under, in or about the Property and have subsequently been removed or filled. To ShoLodge's best knowledge the extent storage tanks exist on or under the Real Property, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies, and otherwise are in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

         8.18. Reports. Sellers have delivered to Buyers copies of all environmental reports and studies relating to the Property which are in the possession of Sellers.

         8.19. No Conflict or Lien. Neither the execution or delivery of this Agreement nor the consummation of the transaction as contemplated herein will conflict with or result in a breach of any contract, to which any Seller is a party or by which any of its property is bound, or constitute a default thereunder or, except as contemplated herein, result in the creation of any lien or encumbrance upon the Property.

         8.20. No Proceedings. To ShoLodge's best knowledge no legal or administrative proceeding is threatened or pending against any Seller which would adversely affect its right to convey the Property owned by any Seller to the applicable Buyer as contemplated in this Agreement.

         8.21. Utilities. To ShoLodge's best knowledge, water, gas, telephone, electricity and storm sewer utilities are currently available on the Property and are sufficient to satisfy the current needs of each Motel.

         8.22. Private Restrictions. To ShoLodge's best knowledge there are no private restrictions that prohibit or adversely, affect the current uses of the Real Property.

         8.23. Capital Structure (Stock Sale Motels). The authorized capital stock of Group IV consists of 100,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding. Group IV does not have any outstanding subscriptions, warrants, options, calls or commitments relating to its capital stock and no obligations or securities convertible into or exchangeable for common stock. All outstanding shares of common stock are validly issued, full paid, not assessable and free of preemptive rights.

        8.24. No Violation. Neither the execution and delivery by Sellers of this Agreement nor the consummation of the transaction contemplated hereby nor compliance by Sellers with any of the provisions hereof will:

                  8.24.1. Violate or conflict with any provisions of a Seller's organizational documents (i.e., its Charter or Bylaws or its Partnership Agreement, or Certificate of Limited Partnership, as applicable);

                  8.24.2. Violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any agreement or instrument to which a Seller is a party and which will be a continuing obligation of a Buyer after Closing or by which a Seller or any of the Property is bound, except as has been duly and validly waived, consented to or approved by the other parties to such agreement or instrument;

                  8.24.3. Result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Property under any agreement or commitment to which a Seller is a party or by which a Seller is bound or to which any of the Property is subject; or violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to any of the Property.

         8.25. 338 Election. With regard to the sale of the Stock, ShoLodge, Inc. (and/or Group IV with respect to MURJAC) agrees to make a joint election with the applicable Buyer pursuant to
                  Section 338(h)(10) of the Internal Revenue Code of 1986 with respect to Group IV and MURJAC in such a manner that the assets of Group IV and MURJAC shall receive a step-up in basis accorded under Section 338(b).

         8.26. Loans-Stock Sale Motels. Schedule 8.26 attached hereto fully describes all including accrued but unpaid federal, state or local income or franchiser tax liability, outstanding loans, liabilities or other evidences of indebtedness which Group IV and MURJAC is a party which will remain outstanding after the Closing Date.

                  8.26.1. Claims, Contingent Liabilities. Schedule 8.26.1 lists all of the contracts and agreements to which the Stock Sale Companies are a party and are currently in force and effect and lists all contingent liabilities, and claims or suits outstanding or threatened against the Stock Sale Companies.

         8.27. Employee Benefit Plans. Representation. Specific to Seller's of Stock Sale Motels.

                  8.27.1.  Qualified Plans.

                           8.27.1.1. Welfare Benefit Plans. Except as set
                                     forth on Schedule 8.27, neither Group IV nor MURJAC maintains any "employee welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement

                                    Income Security Act of 1974 ("ERISA")) or makes any contributions to such plans, including any multi-employer welfare plans (such employee welfare benefit plans hereinafter collectively referred to as the "Welfare Benefit Plans").

                          8.27.1.2. Pension Benefit Plans. Except as set forth
                                    on Schedule 8.27, neither Group IV nor
                                    MURJAC maintains any "employee pension
                                    benefit plans" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) or makes any contributions to or is required to make any contributions to such plans, including but not limited to any pension plans (whether defined benefit, money purchase or target benefit), profit sharing plans, stock bonus plans, employee stock ownership plans, 401(k) plans, employer pension plans, annuity plans and other qualified deferred compensation plans, and including any multi-employer pension plans (such employee pension benefit plans hereinafter collectively referred to as the "Pension Benefit Plans").

                          8.27.1.3. Non-Qualified Plans. Except as set forth in
                                    Schedule 8.27, neither Group IV nor MURJAC is a party to and does not maintain, contribute to or have any other obligations under any plan (including but not limited to health insurance, life insurance, disability insurance, deferred compensation, contractual death benefits or stock option) exempt from the requirements of ERISA, including vesting, participation and/or funding requirements, and not qualified under the Internal Revenue Code of 1986, as amended.

                          8.27.1.4. General Plan Representations. To ShoLodge's
                                    best knowledge, there are no pending legal actions or arbitration proceedings with respect to any qualified or non-qualified plan of Group IV or MURJAC or which may in any way affect such plans.

                          8.27.1.5. Specific Representations. To ShoLodge's best
                                    knowledge, all of the Welfare Benefit Plans and Pension Benefit Plans of Group IV and MURJAC have and do comply with applicable law, have been administered in compliance with applicable law, have had no funding deficiencies and have participated in no prohibited transactions. Except as set forth in Schedule 8.27, neither Group IV nor MURJAC has any Welfare Benefit Plans or Employee Pension Plans that require a contribution either during the present fiscal year or that will require future contributions. All corporation contributions to such plans are purely discretionary and no commitment has been given to anyone to make any contributions during this fiscal year or later fiscal years.

         8.28. Compliance with Law Specific to Sellers of the Stock Sale Motels. Group IV and MURJAC have heretofore complied, substantially and in good faith, with all applicable federal, state and local laws, regulations, orders and guidelines relating to their business, including, without limitation, employment, wages, hours, working conditions and collective bargaining agreements of the their employees, all laws relating to withholding proper and accurate amounts from their employees' pay and all other laws, regulations and orders applicable to the business, except in cases where failure to so comply would not have a material adverse effect on the business or financial condition of Group IV or MURJAC. Group IV and MURJAC have not received notice of any violation of any environmental or zoning laws, building, fire or other regulatory laws, statutes, ordinances or regulations relating to their property. Group IV and MURJAC have all permits and licenses from governmental authorities required to conduct their business as now conducted.

         8.29. Title to Stock. ShoLodge owns 1,000 shares of the common stock of Group IV which constitutes all of the issued and outstanding capital stock of Group IV, and at the Closing Date the applicable Buyer will own such stock free and clear of any and all security interests, liens, encumbrances, restrictions, claims or other defects in title, except as contemplated in this Agreement.

         8.30. Representations and Warranties Limited. Other than as expressly stated above, neither ShoLodge nor the Sellers make any representation or warranty of any kind or nature with respect to the Property or otherwise. Other than the representations and warranties set forth herein, Buyers agree that the Property is to be sold as-is where-is with all faults, if any. Further, whenever any representation or warranty is limited "to ShoLodge's best knowledge" or words of similar effect, the representation or warranty is made to the actual present, conscious awareness of the current executive officers of ShoLodge.

         8.31. Indemnification. Subject to the limitations set forth herein, ShoLodge will indemnify the applicable Buyer, its successors and assigns, against, and will hold the applicable Buyer, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys' fees, that the applicable Buyer incurs because of the breach of any of the above representations and warranties. The foregoing representations and warranties shall survive the closing for a period of two (2) years or six (6) years with respect to any matter related to a federal, state or local income franchise, or sales tax liability of the Stock Sale
                  Companies and, with respect to claims made or suits filed within such period, thereafter until all claims of Buyers for which ShoLodge has received written notice within the time period described above and all suits filed by Buyers within the time period described above have been resolved, at which time all of such representations and warranties shall be merged into the closing documents.

9. Representations and Warranties of Buyers. Each Buyer, for itself, hereby represents and warrants to the applicable Seller as follows (which such representations and warranties will survive Closing):

         9.1. Due Organization. Each Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Ohio.

         9.2. Authority. This Agreement, the Purchase Money Notes, the Purchase Money Mortgages, the Pledge Agreement, the FF&E Assignments and all other documents which evidence or secure the Purchase Money Loan or are executed pursuant to this Agreement are valid and binding agreements of the Buyers enforceable against the Buyers in accordance with their terms, except to the extent enforcement thereof is limited by bankruptcy, insolvency or laws of similar impact. Each Buyer is acting as principal in this transaction with authority to close the transaction.

10.      Additional Covenants. In addition, the parties agree as follows:

         10.1. Physical Improvements to Motels. On or before the Closing Date, or as soon thereafter as possible, Sellers', at their expense, shall cause the construction of the physical improvements to the Motels as set forth and identified on the attached Schedule 10.1.

         10.2. Books and Records. The transfer contemplated hereby includes the books and records of Sellers pertaining strictly to the business of and located at the Motels. Buyers covenant and agree that such books and records will remain in the Motels or at Buyers' offices for examination and audit by Sellers and their agents after the Closing as provided in this section. Books and records not pertaining strictly to the business of the Motels may be removed by Sellers within a reasonable time after the Closing Date. Buyers agree to preserve all books and records, files and correspondence, and not destroy or dispose of the same, for at least three
                  (3) years following the Closing Date. Buyers agree to provide Sellers and their representatives access to such books, records, files and correspondence at all reasonable times upon reasonable notice to Buyers and provided Sellers' access does not unreasonably interfere with the continued operation of the Motels in the ordinary course of business.

         10.3. Safe Deposits. If applicable, prior to the Closing Date, Sellers shall send written notice to guests or tenants or other persons who have safe deposit boxes at the Motels, advising of the sale contemplated by this Agreement and requesting removal of the contents thereof prior to the Closing Date or the removal thereof and concurrent re-deposit of such contents on the Closing Date pursuant to new safe deposit agreements with Buyers (MURJAC as to the Stock Sale Motels). Sellers shall have a representative present when the boxes are opened, in the presence of a representative of the Buyers. On the Closing Date, Sellers shall cause the delivery to Buyers of all keys to the safe deposit boxes at the Motels not at the time in use by guests at the property or other depositors, all receipts and agreements relating to all safe deposit boxes and a complete lists of safe deposit boxes in use at the Motels, which list shall contain the name and room number of each depositor. Should the depositors wish to continue the use of a safe deposit box, arrangements satisfactory to the applicable Buyer, in its sole discretion, shall be made for such continued use with a representative selected by the applicable Buyer. The applicable Seller shall be responsible to the applicable Buyer for depositors who are using said safe deposit boxes and do not respond to the written notice for verification or who so resend, but do not enter into a written agreement with the applicable Buyer (MURJAC as to the Stock Sale Motels), and the applicable Seller agrees to indemnify and hold the applicable Buyer harmless against any damages, including attorney's fees, arising out of any claim with respect to any depositor not executing a new agreement with such Buyer (MURJAC as to the Stock Sale Motels).

         10.4. Confidentiality Agreement. Buyers acknowledge that certain Confidentiality Agreement dated May 29, 1998 between ShoLodge and Paramount Financial Group (the "Confidentiality Agreement"), and Buyers hereby agree to be bound by all of the terms and provisions thereof as if the Confidentiality Agreement had been signed by each Buyer as "Recipient" thereunder. Buyers further acknowledge and agree that the terms and provisions of the Confidentiality Agreement, as assumed by Buyers pursuant to the preceding sentence, shall survive any termination of this Purchase Agreement. No Buyer shall make any public pronouncements, issue any press releases, or otherwise publicly disseminate information concerning the execution of this Agreement or the closing of the transaction contemplated herein without the prior and express written consent of ShoLodge.

         10.5. Hart-Scott-Rodino Act. If it shall be determined that the transaction contemplated by this Agreement is subject to the reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 15 U.S.C 18(a) (1976) (the "Hart Act"), then each party shall forthwith proceed to make the necessary filings, and take all other action necessary to comply with the Hart Act and the rules and regulations thereunder. Buyers shall pay the filing fee required to be paid in connection with such filing. If the requirements of this Section 10.5 have not been fulfilled before the Closing Date the parties may extend the Closing, but not more than thirty (30) days. If such requirements have been fulfilled prior to the expiration of such thirty (30) day period, Sellers and Buyers, if said party has performed its obligations under this Section 10.5 in good faith, may terminate this Agreement by notice furnished to the other party, in which event the Earnest Money shall be disbursed as provided in Section 2.1.

         10.6. Motel Contracts. Buyers shall assume all Motel Contracts set forth in Schedule 8.4 plus all other contracts affecting the Motels which are terminable with 60 days or less notice solely at Buyers' option (with no liability resulting to Buyers from such termination).

         10.7. Personal Property. Each applicable Seller agrees to discharge or repay in its entirety any debt, loan, liability or financing outstanding with regard to any item of personal property or fixtures located at the Motels and owned (or leased by) the Seller.

11. Casualty; Condemnation. With respect to each Motel, if all or any part of a Motel is substantially damaged by fire, casualty, the elements or any other cause, the applicable Seller shall immediately give notice to the applicable Buyer, and the applicable Buyer shall have the right to remove the Motel stated in the notice from this Agreement by giving notice within thirty (30) days after such notice from the applicable Seller. If the applicable Buyer shall fail to give the notice, then the parties shall proceed to Closing, and the applicable Seller shall assign to the applicable Buyer all rights to insurance proceeds resulting from such event. If eminent domain proceedings are threatened or commenced against all or any part of a Motel, the applicable Seller shall immediately give notice to the applicable Buyer, and the applicable Buyer shall have the right to remove the Motel stated in the notice from this Agreement by giving notice within thirty
         (30) days after notice from the applicable Seller. If the applicable Buyer shall fail to give the notice, then the parties shall proceed to Closing, and the applicable Seller shall assign to the applicable Buyer all rights to appear in and receive any award from such proceedings. The right of Buyers to remove from this Agreement a specific Motel shall be subject to the provisions of Section 3.21 such that if such right has been previously exercised with respect to four (4) Motels Buyers thereafter shall only be entitled to terminate this Agreement in its entirely.

12. Employees. Sellers shall make the general manager and sales director of each Motel available to Buyers for interviews commencing at least two weeks prior to the expected Closing Date of July 30, 1998. Buyers shall have the continuing right during said period to review all employment records and files of the general manager and sales director of each Motel, and the right to have representatives on the Property for such purposes up to and including the Closing Date or date of termination of this Agreement, whichever occurs first. Buyers acknowledges that (i) all employees working at or in connection the Motels are employees of Sellers (MURJAC, in the case of the Stock Sale Motels), and (ii) prior to the consummation of the Closing, Buyers shall have no rights whatsoever in connection with the hiring or discharge of said employees. Sellers covenant and agree to terminate the employment of any and all employees at the Asset Sale Motels effective as of the Closing Date. Sellers shall provide Buyers with a statement of the termination notice period, if any, required to be given to any terminated employee at the Asset Sale Motels pursuant to any applicable employment agreements or collective bargaining agreements. Any employees' wages, sick pay, vacation pay, bonuses, social security taxes and other payroll taxes, workman's compensation insurance, contributions due in respect of pension, profit sharing and/or welfare plans, and other fringe benefits, if any, with respect to any employees at the Asset Sale Motels, for periods prior to Closing shall be the responsibility of Sellers. Sellers shall indemnify and defend Buyers from and against any and all claims, causes of action, proceedings, judgments, damages, penalties and liabilities made, assessed or rendered against Buyers and any costs and expenses (including attorney's fees and disbursements) incurred by Buyers with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by any of the employees of Sellers at the Asset Motels with respect to the period prior to Closing, including, without limitation, claims under the Federal Worker Adjustment And Retraining Notification Act, 29 U.S.C. Sections 2101-2109 for all the Asset Motels. Buyers agree that they will rehire all of the property level employees except those identified on Schedule 12. Further, Buyers shall be under no obligation to rehire the director of sales and general managers at any Asset Motel.

13. Broker's Commission. Sellers and Buyers represent to each other that they have dealt with no brokers, finders or the like in connection with this transaction, and agree to indemnify and hold each other harmless from all claims, damages, costs or expenses of or for any such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys' fees.

14. Indemnification by Buyers. Buyers shall defend, indemnify and hold Sellers harmless from and against any loss, cost, damage and expense, including judgments and reasonable attorneys' fees, which may be suffered or incurred by Sellers by reason of (1) any amount due for any liability of Buyers relating to a third party claim for breach of contract incurred or attributable to the operation or ownership of the Motels on or after the Closing Date, or
         (ii) for any amount due for any liability of Buyers relating to a third party claim for tort liability incurred or attributable to the operation or ownership of the Motels on or after the Closing Date.

15. Assignment. Neither party may assign its rights under this Agreement before or after the Closing without the consent of the other party. Any such assignment will not relieve such assigning party of its obligations under this Agreement.

16. Survival. Except as limited in Section 8.31 above, all of the terms of this Agreement and warranties and representations herein contained shall survive and be enforceable after the Closing.

17. Notices. Any notice required or permitted hereunder shall be given by personal delivery upon an authorized representative of a party hereto; or if mailed in a sealed wrapper by United States registered or certified mail, return receipt requested, postage prepaid; or if transmitted by facsimile copy followed by mailed notice; or if deposited cost paid with a nationally recognized, reputable overnight courier, properly addressed as follows:

                 If to Buyers:  Paramount Hospitality Group, LLC
                                1967 Newark-Granville Road
                                P.O. Box 496
                                Granville, OH 43023
                                Attn: Michael Menzer
                                Fax:(614) 587-4626

                 With Copy to:  Winthrop & Weinstine, P.A.
                                3000 Dain Rauscher Plaza
                                Sixty South Sixth Street
                                Minneapolis, Minnesota  55402
                                Attn: Todd B. Urness, Esq.
                                Fax #: (612) 347-0600

                 If to Sellers: ShoLodge, Inc.
                                130 Maple Drive North
                                Hendersonville, Tennessee 37075
                                Attn: Leon Moore
                                Fax #: (615) 264-1758

                 With Copy to:  Boult, Cummings, Conners & Berry PLC
                                414 Union Street, Suite 1600
                                P.O. Box 198062
                                Nashville, TN 37219
                                Attn: Patrick L. Alexander
                                Fax #: (615) 252-6362

         Notices shall be deemed effective on the earlier of the date of receipt or the date of deposit, as aforesaid; provided, however, that if notice is given by deposit, the time for response to any notice by the other party shall commence to run one business day after any such deposit. Any party may change its address for the service of notice by giving notice of such change 10 days prior to the effective date of such change.

 18. Miscellaneous. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement. This written Agreement constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property. There are no verbal agreements that change this Agreement, and no waiver of any of its terms will be effective unless in a writing executed by the party so waiving. This Agreement binds and benefits the parties and their successors and permitted assigns.

19. Withdrawal of Offer. This Agreement shall be deemed to be withdrawn, unless accepted by Sellers, and a fully executed counterpart of this Agreement returned to Buyers on or before July 24, 1998.

                           (Signatures on next page.)

Sellers and Buyers have executed this Agreement as of the date first written above.




                         SELLERS:                                                     BUYERS:
                         --------                                                     -------
MOBAT, Inc., a Tennessee corporation                        Capitol Lithia Springs, LLC, an Ohio limited
                                                            liability company
By: /s/ Bob Marlowe
Its: Secretary and Treasurer                                By: /s/ Michael J. Menzer
                                                            Its: President

Delaware Inns, Inc., a Tennessee corporation                Capitol Newark, LLC, an Ohio limited liability
                                                            company
By: /s/ Leon Moore
Its: President                                              By: /s/ Michael J. Menzer
                                                            Its: President

Carolina Inns, Inc., a Tennessee corporation
                                                            Capitol Greensboro, LLC, an Ohio limited
By: /s/ Leon Moore                                          liability company
Its: President
                                                            By: /s/ Michael J. Menzer
                                                            Its: President

Shoney's Inn, Inc., a Tennessee corporation
                                                            Capitol Gallatin, LLC, an Ohio limited liability
By: /s/ Leon Moore                                          company
Its: President
                                                            By: /s/ Michael J. Menzer
                                                            Its: President

Sunshine Inns, Inc., a Tennessee corporation
                                                            Capitol Pensacola, LLC, an Ohio limited liability
By: /s/ Leon Moore                                          company
Its: President
                                                            By: /s/ Michael J. Menzer
                                                            Its: President


                                                            Capitol Tallahassee, LLC, an Ohio limited
                                                            liability company
                                                            By: /s/ Michael J. Menzer
                                                            Its: President

Shoney's Inn of Independence, a Tennessee general           Capitol Independence, LLC, an Ohio limited
partnership                                                 liability company
By:  Two Seventeen, Inc.,
a Tennessee corporation, a general partner                  By: /s/ Michael J. Menzer
                                                            Its: President
By: /s/ Leon Moore
Its: President
                                                            Capitol Lafayette, LLC, an Ohio limited liability
By:  Inn Partners, Inc.,                                    company
a Tennessee corporation, a general partner
                                                            By: /s/ Michael J. Menzer
By: /s/ Leon Moore                                          Its: President
Its: President

LAFLA Inn, Inc., a Tennessee corporation
                                                            Capitol Tuscaloosa, LLC, an Ohio limited
By: /s/ Leon Moore                                          liability company
Its: President
                                                            By: /s/ Michael J. Menzer
                                                            Its: President
Alabama Lodging Corporation, a Tennessee
corporation                                                 Capitol Demonbreun, LLC, an Ohio limited
                                                            liability company
By: /s/ Leon Moore
Its: President                                              By: /s/ Michael J. Menzer
                                                            Its: President

Demonbreun Hotel Associates, Ltd.,  a Tennessee
limited partnership                                         Capitol Baton Rouge, LLC, an Ohio limited
By: Inn Partners, Inc., a Tennessee coporation, a           liability company
general partner
                                                            By: /s/ Michael J. Menzer
By: /s/ Leon Moore                                          Its: President
Its: President

By: ShoLodge, Inc., a Tennessee corporation,                Capitol New Orleans, LLC, an Ohio limited
a general partner                                           liability company

By: /s/ Leon Moore                                          By: /s/ Michael J. Menzer
Its: President                                              Its: President

Shoney's Inn of Baton Rouge, a Tennessee general
partnership                                                 Capitol Music Valley, LLC, an Ohio limited
By:  Two Seventeen, Inc.,                                   liability company
a Tennessee corporation, a general partner
                                                            By: /s/ Michael J. Menzer
By: /s/ Leon Moore                                          Its: President
Its: President

By:  Inn Partners, Inc.,
a Tennessee corporation, a general partner

By: /s/ Leon Moore
Its: President

                                                            Capitol Bossier City, LLC, an Ohio limited
Shoney's Inns of New Orleans, Ltd.,                         liability company
a Tennessee limited partnership
By: ShoLodge, Inc., a Tennessee corporation,                By: /s/ Michael J. Menzer
Managing General Partner                                    Its: President

By: /s/ Leon Moore
Its: President

Shoney's Inn of Music Valley, Ltd.,                         CAPITOL MURJACK, Inc., an Ohio corporation
a Tennessee limited partnership
By: ShoLodge, Inc., a Tennessee corporation,  its           By: /s/ Michael J. Menzer
only general partner                                        Its: President

By: /s/ Leon Moore
Its: President

Shoney's Inn of Bossier City, Ltd.,
a Tennessee limited partnership
By ShoLodge, Inc., a Tennessee corporation,
Managing General Partner

By: /s/ Leon Moore
Its: President

ShoLodge, Inc., a Tennessee corporation

By: /s/ Leon Moore
Its: President

                             SCHEDULES AND EXHIBITS

SCHEDULE 1.1.A.            Real Property Legal Descriptions

SCHEDULE 1.1.B.            List of Ground Leases (Seller as Lessee), identified by Property

SCHEDULE 1.1.C.            Leases (Seller as Lessor), identified by Property

SCHEDULE 1.3               Asset Motels (14 properties)

SCHEDULE 1.4               Stock Sale Motels (2 properties)

SCHEDULE 2                 Allocation of Purchase Price and Purchase Money Loan

SCHEDULE 4.1.22            Franchise License Agreement - Royalty fee as percentage of gross sales

SCHEDULE 4.1.29            Affidavit to and Certification of Liabilities, Obligations, and Debts of
                           Group IV and MURJACK

SCHEDULE 4.5               Outstanding Tax Exempt Bonds/Bond Financing

SCHEDULE 8.4               List of all Motel Contracts, identified by Property

SCHEDULE 8.5               Personal Property and Operating Equipment subject to or secured by security agreement(s) of any kind and manner
SCHEDULE 8.26                       Stock Sale Company Loans - Equipment Financings

SCHEDULE 8.26.1            Stock Sale, Contingent Contracts and Agreements

SCHEDULE 8.27              Employee Benefit Plans (Group IV and MURJAC)
                           Welfare Benefit Plans
                           Pension Benefit Plans
                           Non-Qualified Plans
                           General Plan Representations
                           Specific Representations
SCHEDULE 10.1              Improvements

SCHEDULE 12                Employees not rehired by Buyer

EXHIBIT A                  Sellers

EXHIBIT B                  Buyers

EXHIBIT A

SELLERS




                                                                                    FEE OWNERSHIP
                           SELLER                                                  MOTEL PROPERTIES
                           ------                                                  ----------------

1.       MOBAT, Inc., a Tennessee corporation                Douglasville (Lithia Springs), Douglas County, Georgia

2.       Delaware Inns, Inc., a Tennessee corporation        Newark, New Castle County, Delaware

3.       Carolina Inns, Inc., a Tennessee corporation        Greensboro, Guiford County, North Carolina

4.       ShoLodge, Inc., a Tennessee corporation             Ridgeland (Jackson), Madison County, Mississippi
         *Stock Sale*

5.       Sunshine Inns, Inc., a Tennessee corporation        Pensacola, Escambia County, Florida

6.       ShoLodge, Inc., a Tennessee corporation             Murfreesboro, Rutherford County, Tennessee
         *Stock Sale*

7.       Shoney's Inn of Independence,                       Independence, Jackson County, Missouri

         a Tennessee general partnership

8.       LAFLA Inn, Inc., a Tennessee corporation            Lafayette, Lafayette Parish, Louisiana

9.       Shoney's Inn, Inc. a Tennessee corporation          Gallatin, Sumner County, Tennessee

10.      Demonbreun Hotel Associates, Ltd.,                  Nashville, Davidson County, Tennessee (Demonbreun Street)
         a Tennessee limited partnership

11.      Shoney's Inn of Baton Rouge,                        Baton Rouge, East Baton Rouge Parish, Louisiana
         a Tennessee general partnership

12.      Alabama Lodging Corporation                         Tuscaloosa, Tuscaloosa County, Alabama

                                                                                  LEASEHOLD INTEREST
                           SELLER                                                  MOTEL PROPERTIES
                           ------                                                  ----------------

13.      Shoney's Inns of New Orleans, Ltd.,                 Metairie (New Orleans), Jefferson Parish, Louisiana
         a Tennessee limited partnership

14.      Sunshine Inns, Inc.,                                Tallahassee, Leon County, Florida
         a Tennessee corporation

15.      Shoney's Inn of Music Valley, Ltd.,                 Nashville, Davidson County, Tennessee
         a Tennessee limited partnership                     (Music Valley Drive)

                                                                 FEE AND SUBLEASEHOLD INTEREST
                               SELLER                                    MOTEL PROPERTIES
                               ------                                    ----------------
16.      Shoney's Inn of Bossier City, Ltd.,                 Bossier City, Bossier Parish, Louisiana

         a Tennessee limited partnership

                                    EXHIBIT B

                                     BUYERS


-------------------------------------------------------------------------------------------------------
BUYERS                                                       PROPERTY LOCATION
-------------------------------------------------------------------------------------------------------
Capitol Lithia Springs, LLC, an Ohio limited                 Douglasville (Lithia Springs), Douglas County,
liability company                                            Georgia
-------------------------------------------------------------------------------------------------------
Capitol Newark, LLC, an Ohio limited liability               Newark, New Castle County, Delaware
company
-------------------------------------------------------------------------------------------------------
Capitol Greensboro, LLC, an Ohio limited liability           Greenboro, Guilford County, North Carolina
company
-------------------------------------------------------------------------------------------------------
CAPITOL MURJACK, Inc., an Ohio corporation                   Ridgeland (Jackson), Madison County,
                                                             Mississippi
[stock purchase]
-------------------------------------------------------------------------------------------------------
Capitol Pensacola, LLC, an Ohio limited liability            Pensacola, Escambia County, Florida
company
-------------------------------------------------------------------------------------------------------
CAPITOL MURJACK, Inc., an Ohio corporation                   Murfreesboro, Rutherford County, Tennessee

[stock purchase]
-------------------------------------------------------------------------------------------------------
Capitol Independence, LLC, an Ohio limited                   Independence, Jackson County, Missouri
liability company
-------------------------------------------------------------------------------------------------------
Capitol Lafayette, LLC, an Ohio limited liability            LaFayette, LaFayette Parish, Louisiana
company
-------------------------------------------------------------------------------------------------------
Capitol Gallatin, LLC, an Ohio limited liability             Gallatin, Sumner County, Tennessee
company
-------------------------------------------------------------------------------------------------------
Capitol Demonbreun, LLC, an Ohio limited                     Nashville, Davidson County, Tennessee
liability company
-------------------------------------------------------------------------------------------------------
Capitol Baton Rouge, LLC, an Ohio limited                    Baton Rouge, East Baton Rouge County,
liability company                                            Louisiana
-------------------------------------------------------------------------------------------------------
Capitol Tuscaloosa, LLC, an Ohio limited liability           Tuscaloosa, Tuscaloosa County, Alabama
company
-------------------------------------------------------------------------------------------------------
Capitol New Orleans, LLC, an Ohio limited                    Metarie (New Orleans), Jefferson Parish,
liability company                                            Louisiana
-------------------------------------------------------------------------------------------------------
Capitol Tallahassee, LLC, an Ohio limited liability          Tallahassee, Leon County, Florida
company

-------------------------------------------------------------------------------------------------------
BUYERS                                                       PROPERTY LOCATION
-------------------------------------------------------------------------------------------------------
Capitol Music Valley, LLC, an Ohio limited                   Nashville (Music Valley Drive), Davidson
liability company                                            County, Tennessee
-------------------------------------------------------------------------------------------------------
Capitol Bossier City, LLC, an Ohio limited                   Bossier City, Bossier Parish, Louisiana
liability company
-------------------------------------------------------------------------------------------------------